Exhibit 4.10

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 1, 2017

TO THE

SENIOR INDENTURE

DATED AS OF MARCH 7, 2017

BY AND AMONG

PHYSICIANS REALTY L.P., AS ISSUER,

PHYSICIANS REALTY TRUST, AS GUARANTOR

AND

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of December 1, 2017 (this “Second Supplemental Indenture”), by and among Physicians Realty L.P., a Delaware limited partnership (the “Issuer” or the “Operating Partnership”), Physicians Realty Trust, a Maryland real estate investment trust and the sole general partner of the Operating Partnership, as guarantor (the “Guarantor” or the “Trust”), and U.S. Bank National Association, as trustee (the “Trustee”), supplements that certain Senior Indenture, dated as of March 7, 2017, by and among the Operating Partnership, the Trust and the Trustee (the “Original Indenture”).

RECITALS OF THE OPERATING PARTNERSHIP

WHEREAS, the Operating Partnership has duly authorized the execution and delivery of the Original Indenture to provide for the issuance from time to time of its debentures, notes or other evidences of unsecured indebtedness (the “Securities”), unlimited as to principal amount and which will be guaranteed by the Trust, to bear such fixed or variable rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Original Indenture;

WHEREAS, the Original Indenture provides that the Securities of each series shall be substantially in the form that may be established by a supplemental indenture relating to the Securities of that series;

WHEREAS, the parties are entering into this Second Supplemental Indenture to establish the terms of the Securities created on or after the date of this Second Supplemental Indenture (together with the Original Indenture and the First Supplemental Indenture, dated as of March 7, 2017, by and among the Operating Partnership, the Trust and the Trustee, the “Indenture”); and

WHEREAS, the Operating Partnership has determined to issue and deliver, and the Trustee shall authenticate, a series of Securities designated as the Operating Partnership’s “3.950% Senior Notes due 2028” (hereinafter called the “Notes”) pursuant to the terms of this Second Supplemental Indenture and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Original Indenture and this Second Supplemental Indenture.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Certain Terms Defined in the Indenture.

For purposes of this Second Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Indenture, as amended and supplemented hereby. Any capitalized term defined both in this Second Supplemental Indenture and the Original Indenture shall have the meaning ascribed in this Second Supplemental Indenture irrespective of the meaning ascribed in the Original Indenture.

Section 1.2      Definitions.

For all purposes of this Second Supplemental Indenture:

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes the Operating Partnership’s Consolidated Subsidiary or (2) assumed by the Operating Partnership or any of its Consolidated Subsidiaries in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Consolidated Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date the acquired Person becomes a Consolidated Subsidiary or the date of the related acquisition, as the case may be.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the arithmetic average of Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Operating Partnership obtains fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all such Reference Treasury Dealer Quotations.

“Consolidated Financial Statements” means, collectively, the consolidated financial statements and notes to those financial statements of the Operating Partnership and its Consolidated Subsidiaries prepared in accordance with GAAP.

“Consolidated Income Available for Debt Service” means, for any period of time, the Consolidated Net Income of the Operating Partnership and its Consolidated Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:

(1)	Interest Expense on Indebtedness of the Operating Partnership and its Consolidated Subsidiaries;

(2)	provision for taxes of the Operating Partnership and its Consolidated Subsidiaries based on income;

(3)	depreciation, amortization and all other non-cash items deducted at arriving at Consolidated Net Income;

(4)	provision for gains and losses on sales or other dispositions of properties and other investments;

(5)	extraordinary items;

(6)	non-recurring items, as determined in good faith by the board of directors of the General Partner;

(7)            acquisition expenses;

(8)            provisions for gains and losses from extinguishment of Indebtedness of the Operating Partnership and its Consolidated Subsidiaries; and

(9)            charges related to changes in accordance with GAAP.

In each case for such period, the Operating Partnership will reasonably determine amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items.

“Consolidated Net Income” means, for any period of time, the amount of net income, or loss, for the Operating Partnership and its Consolidated Subsidiaries for such period, excluding, without duplication, extraordinary items and the portion of net income, but not losses, for the Operating Partnership and its Consolidated Subsidiaries allocable to non-controlling interests in unconsolidated Persons to the extent that cash dividends or distributions allocable to non-controlling interests in unconsolidated Persons have not actually been received by the Operating Partnership or any of its Consolidated Subsidiaries, all determined in accordance with GAAP.

“Consolidated Subsidiary” means each of the Operating Partnership’s Subsidiaries that is consolidated in the Operating Partnership’s Consolidated Financial Statements in accordance with GAAP.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval system.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any required calculation or determination.

“Incur” means, with respect to any Indebtedness or other obligation of the Operating Partnership or any Consolidated Subsidiary, to create, assume, guarantee or otherwise become liable in respect of the Indebtedness or other obligation, and “Incurrence” and “Incurred” have meanings correlative to the foregoing. Indebtedness or other obligations of the Operating Partnership or any Consolidated Subsidiary will be deemed to be Incurred by the Operating Partnership or such Consolidated Subsidiary whenever the Operating Partnership or such Consolidated Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Indebtedness or other obligations of a Consolidated Subsidiary existing prior to the time it became a Consolidated Subsidiary will be deemed to be Incurred upon such Subsidiary becoming a Consolidated Subsidiary. Indebtedness or other obligations of a Person existing prior to a merger or consolidation of such Person with the Operating Partnership or any Consolidated Subsidiary in which such Person is the successor to the Operating Partnership or such Consolidated Subsidiary will be deemed to be Incurred upon the consummation of such merger or consolidation. Any issuance or transfer of capital stock that results in Indebtedness constituting Intercompany Indebtedness being held by a Person other than the Trust, the Operating Partnership or any Consolidated Subsidiary, or any sale or other transfer of any Indebtedness constituting Intercompany Indebtedness to a Person that is not the Trust, the Operating Partnership or any Consolidated Subsidiary, will be deemed, in each case, to be an Incurrence of Indebtedness that is not Intercompany Indebtedness at the time of such issuance, transfer or sale, as the case may be.

“Indebtedness” means, without duplication, any indebtedness of the Operating Partnership or any of its Consolidated Subsidiaries, whether or not contingent, in respect of:

(a)  borrowed money evidenced by bonds, notes, debentures or similar instruments;

(b) indebtedness for borrowed money of a Person which is secured by any lien on property owned by the Operating Partnership or any of its Consolidated Subsidiaries, but only to the extent of the lesser of (i) the amount of indebtedness so secured and (ii) the fair market value (determined in good faith by the board of directors of the General Partner) of the property subject to such lien;

(c)  the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; or

(d) any lease of property by the Operating Partnership or any of its Consolidated Subsidiaries as lessee which is reflected in the Consolidated Financial Statements as a capitalized lease in accordance with GAAP, to the extent, in the case of indebtedness under clauses (a) through (c) above, that any such items (other than letters of credit) would appear as a liability in the Consolidated Financial Statements in accordance with GAAP. Indebtedness also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any of its Consolidated Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Operating Partnership or any of its Consolidated Subsidiaries) of the type described in clauses (a) through (d) of this definition.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Operating Partnership.

“Intercompany Indebtedness” means Indebtedness to which the only parties are any of the Trust, the Operating Partnership and any Consolidated Subsidiary; provided, however, that with respect to any such Indebtedness of which the Trust or the Operating Partnership is the borrower, such Indebtedness is subordinate in right of payment to the Notes.

“Interest Expense” means, for any period of time, the maximum amount payable for interest on, and original issue discount of, Indebtedness, determined in accordance with GAAP.

“Person” means any individual, corporation, limited liability company, partnership, limited partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Reference Treasury Dealer” means: (i) J.P. Morgan Securities LLC, a Primary Treasury Dealer selected by Credit Agricole Securities (USA) Inc. and a Primary Treasury Dealer selected by Jefferies LLC (or an affiliate of any of the foregoing that is a Primary Treasury Dealer); provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States, or a Primary Treasury Dealer, the Operating Partnership will substitute therefor another Primary Treasury Dealer; and (ii) two other Primary Treasury Dealers selected by the Operating Partnership.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Operating Partnership, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Operating Partnership (and provided to the Trustee) by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third New York Business Day immediately preceding such Redemption Date.

“SEC” means the Securities and Exchange Commission.

“Secured Debt” means, as of any date, that portion of principal amount of outstanding Indebtedness, excluding Intercompany Indebtedness, of the Operating Partnership and its Consolidated Subsidiaries as of that date that is secured by a mortgage, trust deed, deed of trust, deeds to secure Indebtedness, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Significant Subsidiary” means any subsidiary which is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Securities Act by the SEC.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or of one or more subsidiaries of such Person (or any combination thereof).

“Total Assets” means, as of any time, the sum of, without duplication, of (i) Undepreciated Real Estate Assets and (ii) all other assets, excluding accounts receivables and non-real estate intangibles, of the Operating Partnership and its Consolidated Subsidiaries.

“Total Unencumbered Assets” means, as of any time, the sum of, without duplication, those (i) Undepreciated Real Estate Assets that are not subject to a lien securing Indebtedness and (ii) all other assets, excluding accounts receivables and non-real estate intangibles, of the Operating Partnership and its Consolidated Subsidiaries not subject to a lien securing Indebtedness, all determined in accordance with GAAP; provided, however, that all investments by the Operating Partnership or any of its Consolidated Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other nonconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date. In the case of a satisfaction and discharge, such rates shall be determined as of the date of the deposit with the Trustee.

“Undepreciated Real Estate Assets” means, as of any time, the cost (original cost plus capital improvements) of the Operating Partnership’s and its Consolidated Subsidiaries’ real estate assets on such date, before depreciation and amortization, all determined in accordance with GAAP.

“Unsecured Debt” means that portion of the outstanding principal amount of Indebtedness, excluding Intercompany Indebtedness, that is not Secured Debt.

ARTICLE II

CERTAIN COVENANTS

In addition to the covenants set forth in Sections 4.01 through 4.05, inclusive, of the Original Indenture (provided, however, that the reference in Section 4.04 to Article Five of the Original Indenture shall be deemed to be a reference to Article III hereof), there are established the following covenants for the benefit of Holders of the Notes and to which such Notes shall be subject:

Section 2.1      Limitation on Indebtedness. The Operating Partnership will not Incur, or permit any Consolidated Subsidiary to Incur, any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Operating Partnership or any Consolidated Subsidiary that, in each case, is subordinated in right of payment to the Notes, if, immediately after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, the aggregate principal amount of outstanding Indebtedness, excluding Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Operating Partnership or any Consolidated Subsidiary, would be greater than 60% of the sum of, without duplication:

(1)	Total Assets as of the Operating Partnership’s most recently completed fiscal quarter prior to the Incurrence of such additional Indebtedness; and

(2)	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any Consolidated Subsidiary since the end of the relevant fiscal quarter, including those proceeds obtained in connection with the Incurrence of such additional Indebtedness.

Section 2.2      Limitation on Secured Debt. In addition to the limitation set forth in Section 2.1 above, the Operating Partnership will not Incur, or permit any Consolidated Subsidiary to Incur, any Secured Debt, other than guarantees of Secured Debt Incurred by the Operating Partnership or any Consolidated Subsidiary that, in each case, is subordinated in right of payment to the Notes, if, immediately after giving effect to the Incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of outstanding Secured Debt, excluding guarantees of Secured Debt Incurred by the Operating Partnership or any Consolidated Subsidiary, would be greater than 40% of the sum of, without duplication:

(1)	Total Assets as of the Operating Partnership’s most recently completed fiscal quarter prior to the Incurrence of such additional Indebtedness; and

(2)	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any Consolidated Subsidiary since the end of the relevant fiscal quarter, including those proceeds obtained in connection with the Incurrence of such additional Indebtedness.

Section 2.3      Maintenance of Unencumbered Assets. The Operating Partnership, together with its Consolidated Subsidiaries, will have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all of the Operating Partnership’s and its Consolidated Subsidiaries’ outstanding Unsecured Debt, taken as a whole, determined on a consolidated basis in accordance with GAAP.

Section 2.4      Debt Service Test. In addition to the limitations set forth in Sections 2.1 and 2.2 above, the Operating Partnership will not Incur, or permit any Consolidated Subsidiary to Incur, any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Operating Partnership or any Consolidated Subsidiary that, in each case is subordinate in right of payment to the Notes, if the ratio of Consolidated Income Available for Debt Service to Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Indebtedness is to be Incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the Incurrence of that Indebtedness and the application of the proceeds thereof, excluding Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Operating Partnership or any Consolidated Subsidiary, and calculated on the following assumptions:

(1)	such Indebtedness and any other Indebtedness Incurred by the Operating Partnership or its Consolidated Subsidiaries since the first day of such quarterly period and the application of the proceeds thereof, including to refinance other Indebtedness, had occurred on the first day of such period;

(2)	the repayment or retirement of any Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to the foregoing clause (1) and not this clause (2)) by the Operating Partnership or its Consolidated Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3)	in the case of Acquired Indebtedness or Indebtedness Incurred in connection with any acquisition since the first day of such quarterly period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

(4)	in the case of any acquisition or disposition of any asset or group of assets or the placement of any assets in service or removal of any assets from service by the Operating Partnership or any of its Consolidated Subsidiaries from the first day of such four-quarter period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, the acquisition, disposition, placement in service or removal from service had occurred as of the first day of such period with appropriate adjustments to Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

2.5            Insurance. The Operating Partnership will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by applicable law.

2.6            Maintenance of Properties. The Operating Partnership will cause all of its material properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and from time to time will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of the Operating Partnership’s and its Subsidiaries’ properties, all as in the Operating Partnership’s judgment may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that the Operating Partnership or any of its Subsidiaries will not be prevented from selling or otherwise disposing for value the Operating Partnership’s or any of its Subsidiaries’ properties in the ordinary course of business.

2.7            Reports. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act, and for so long as any Notes are outstanding, the Operating Partnership will furnish to the Trustee (i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Operating Partnership were required to file such reports and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Operating Partnership were required to file such reports, in each case within 15 calendar days after the Operating Partnership files such reports with the SEC or would be required to file such reports with the SEC pursuant to the applicable rules and regulations of the SEC, whichever is earlier. Reports, information and documents filed with the SEC via the EDGAR system will be deemed to be delivered to the Trustee as of the time of such filing via EDGAR for purposes of this covenant; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance with any covenants relating to the Notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). Notwithstanding the foregoing, if permitted by the SEC, the Operating Partnership may satisfy its obligation to furnish the reports described above by furnishing such reports filed by the Trust.

ARTICLE III

SUCCESSOR PERSONS

Article Five of the Original Indenture shall be superseded and replaced with respect to the Notes by the following:

3.1            The Operating Partnership May Consolidate, etc., only on Certain Terms. The Operating Partnership will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(1)	the Person formed by the consolidation or into which the Operating Partnership is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Operating Partnership substantially as an entirety will be a Person organized and existing under the laws of the United States of America, a State of the United States of America or the District of Columbia and expressly assumes, by one or more supplemental indentures, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities issued under the Indenture (including the Notes) and the performance of every covenant of the Indenture to be performed or observed by the Operating Partnership;

(2)	immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default under the Indenture, will have occurred and be continuing; and

(3)	the Operating Partnership has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, merger, conveyance, transfer or lease and the supplemental indenture with respect thereto comply with this Article and that all the conditions precedent relating to the transaction set forth in this Section have been fulfilled.

3.2            Successor Person Substituted. Upon any event described in Section 3.1, the successor Person will succeed to, and be substituted for, and may exercise every right and power of, the Operating Partnership under the Indenture, and the Operating Partnership will be relieved of all obligations and covenants under the Indenture and the Securities issued thereunder (including the Notes).

3.3            Trust May Consolidate on Certain Terms. Nothing contained in the Indenture or in the Notes shall prevent any consolidation or merger of the Trust with or into any other Person or Persons (whether or not affiliated with the Trust), or successive consolidations or mergers in which either the Trust will be the continuing entity or the Trust or its successor or successors shall be a party or parties, or shall prevent the conveyance, transfer or lease of any properties and assets of the Trust substantially as an entirety to any Person (whether or not affiliated with the Trust); provided, however, that the following conditions are met:

(1)	the Trust shall be the continuing entity, or the successor entity (if other than the Trust) formed by or resulting from any consolidation or merger or which shall have received the conveyance, transfer or lease of assets shall be a Person organized and existing under the laws of the United States of America, a State of the United States of America or the District of Columbia and expressly assumes the obligations of the Trust under the Guarantee and the due and punctual performance and observance of all of the covenants and conditions in the Indenture to be performed or observed by the Trust;

(2)	immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default under the Indenture, will have occurred and be continuing; and

(3)	the Operating Partnership has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, merger, conveyance, transfer or lease and the supplemental indenture with respect thereto comply with this Article and that all the conditions precedent relating to the transaction set forth in this Section have been fulfilled.

3.4            Guarantor Successor to be Substituted. Upon any event described in Section 3.3, the successor Person will succeed to, and be substituted for, and may exercise every right and power of, the Trust under the Indenture, and the Trust will be relieved of all obligations and covenants under the Indenture and the Securities issued thereunder (including the Guarantee of the Notes).

ARTICLE IV

EVENTS OF DEFAULT

Section 6.01 of the Original Indenture shall be superseded and replaced with respect to the Notes by the following:

An “Event of Default,” wherever used with respect to the Notes, shall occur if:

(1)	the Operating Partnership defaults in the payment of interest on the Notes when it becomes due and payable and the default continues for a period of 30 days; or

(2)	the Operating Partnership defaults in the payment of the principal of, or premium, if any, on the Notes as and when it becomes due and payable at its stated maturity or upon redemption, acceleration or otherwise; or

(3)	there is a default in the performance, or breach, of any covenant or warranty of the Operating Partnership or the Trust, as the case may be, in the Indenture or the Notes not covered elsewhere in this Section or in the Guarantee of the Trust (other than a covenant or warranty added to the Indenture, whether or not by means of a supplemental indenture solely for the benefit of a series of Securities), and continuance of such default or breach (without such default or breach having been waived in accordance of the provisions of the Indenture) for a period of 60 days after there has been given to the Operating Partnership or the Trust, as applicable, by the Trustee or to the Operating Partnership or the Trust, as applicable, and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding a written notice specifying such default or breach; or

(4)	default by the Operating Partnership, the Trust or any Significant Subsidiary of the Operating Partnership under any bond, debenture, note, mortgage, indenture or instrument evidencing or securing Indebtedness of any such party with an aggregate principal amount outstanding of at least $35,000,000, which default has, after the expiration of any applicable grace period, resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after written notice to the Operating Partnership as provided in the Indenture; or

(5)	the Operating Partnership, the Trust or any Significant Subsidiary of the Operating Partnership pursuant to any Bankruptcy Law applicable to the Operating Partnership, the Trust or any Significant Subsidiary of the Operating Partnership, as applicable:

(A)	commences a voluntary case;

(B)	consents to the entry of an order for relief against it in an involuntary case;

(C)	consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D)	makes a general assignment for the benefit of its creditors; or

(6)	a court of competent jurisdiction enters an order or decree under any applicable Bankruptcy Law:

(A)	for relief in an involuntary case;

(B)	appointing a Custodian of the Operating Partnership, the Trust or any Significant Subsidiary of the Operating Partnership, as applicable, or for any substantial part of its property; or

(C)	ordering its winding up or liquidation;

and the order or decree remains unstayed and in effect for 90 days.

The term “Custodian” means, for the purposes of this Article IV, any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

The Operating Partnership shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any event which with the giving of notice or the lapse of time or both would become an Event of Default, its status and what action the Operating Partnership is taking or proposes to take with respect thereto.

ARTICLE V

FORM AND TERMS OF THE NOTES

This Article V applies solely to the Notes and shall not affect the rights under the Indenture of the Holders of Securities of any other series.

Section 5.1      Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Operating Partnership by an Officer of the General Partner. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Original Indenture as supplemented by this Second Supplemental Indenture; and the Operating Partnership, the Trust and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided, that, to the extent of any inconsistency between the terms and provisions in the Original Indenture, as supplemented by this Second Supplemental Indenture, and those contained in the Notes, the Original Indenture, as supplemented by this Second Supplemental Indenture, shall govern.

(a)            Global Notes. The Notes designated herein shall be issued initially in the form of one or more fully-registered permanent global Securities (each, a “Global Note”), which shall be held by the Trustee as custodian for The Depository Company, New York, New York (the “Depositary”), and registered in the name of Cede & Co., the Depositary’s partnership nominee, duly executed by the Operating Partnership, authenticated by the Trustee and with the Guarantee endorsed thereon as hereinafter provided. The aggregate principal amount of outstanding Notes represented by a Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

Unless and until the Global Notes are exchanged in whole or in part for the individual Notes represented thereby pursuant to Section 2.09 of the Original Indenture, such Global Notes may not be transferred except as a whole by the Depositary to its nominee or by its nominee to the Depositary or another nominee of the Depositary or by the Depositary or any of its nominees to a successor depositary or any nominee of such successor depositary. Upon the occurrence of the events specified in Section 2.09 of the Original Indenture in relation thereto, the Operating Partnership shall execute, and the Trustee shall, upon receipt of a request by the Operating Partnership for authentication, authenticate and deliver, Notes in physical, certificated form registered in such names and in such principal amounts equal to the outstanding aggregate principal amount of the Global Notes in exchange therefor.

(b)            Book-Entry Provisions. This Section 5.1(b) shall apply only to the Global Notes deposited with or on behalf of the Depositary.

The Operating Partnership shall execute and the Trustee shall, in accordance with this Section 5.1(b), authenticate and deliver the Global Notes that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be held by the Trustee as custodian for the Depositary.

Participants of the Depositary shall have no rights either under the Indenture or with respect to any Global Notes. The Depositary or its nominee, as applicable, shall be treated by the Operating Partnership, the Trust, the Trustee and any agent of the Operating Partnership, the Trust or the Trustee as the absolute owner and Holder of such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Operating Partnership, the Trust or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its nominee, as applicable, or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

(c)            Definitive Notes. Notes issued in physical, certificated form, registered in the name of the beneficial owner thereof, shall be substantially in the form of the Note attached hereto as Exhibit A, but without including the text referred to therein as applying only to Global Notes. Except as provided above in subsection (a), owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Notes.

(d)            Transfer and Exchange of the Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the Indenture and the procedures of the Depositary therefor. Beneficial interests in the Global Notes may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Notes.

(e)            Paying Agent. The Operating Partnership appoints the Trustee as its initial agent for the payment of the principal of, and premium, if any, and interest on the Notes, and the Corporate Trust Office of the Trustee in St. Paul, Minnesota, be and hereby is, designated as the office or agency where the Notes may be presented for payment and where notices to or demands upon the Operating Partnership in respect of the Notes and this Second Supplemental Indenture and the Original Indenture pursuant to which the Notes are to be issued may be made.

Section 5.2      Certain Terms of the Notes.

The terms of the Notes are established as set forth in this Section, in Section 5.3 and as further established in the form of Note attached hereto as Exhibit A. The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Original Indenture as supplemented by this Second Supplemental Indenture, and the Operating Partnership, the Trust and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(a)            Title. The Notes shall constitute a series of Securities having the title “3.950% Senior Notes due 2028.”

(b)            Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to the Indenture) shall be THREE HUNDRED AND FIFTY MILLION DOLLARS ($350,000,000.00). The Operating Partnership may, from time to time, without notice to, or the consent of, the Holders of the Notes, create and issue additional Notes (“Additional Notes”) ranking equally and ratably with, and having the same interest rate, maturity and other terms as, the originally issued Notes (other than the issue date and, to the extent applicable, issue price, initial date of interest accrual and initial interest payment date); provided, that such issuance complies with the covenants set forth in the Indenture. Any such Additional Notes will be consolidated, and constitute a single series of Securities, with the originally issued Notes for all purposes under the Indenture; provided, however, that any such Additional Notes that have the same CUSIP, ISIN or other identifying number of any Notes then outstanding must be fungible with such Notes then outstanding for U.S. federal income tax purposes.

(c)            Maturity Date. The entire outstanding principal of the Notes shall be payable on January 15, 2028.

(d)            Interest Rate. The rate at which the Notes shall bear interest shall be 3.950% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months; the date from which interest shall accrue on the Notes shall be December 1, 2017 or the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates for the Notes shall be January 15 and July 15 of each year, beginning on July 15, 2018; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Persons in whose names the Notes (or one or more predecessor Notes) are registered at the close of business on the January 1 or July 1 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date.

(e)            Currency. The currency of denomination of the Notes is United States dollars. Payment of principal of, and premium, if any, and interest on the Notes will be made in United States dollars.

(f)            Sinking Fund Provisions. The Notes will not have any sinking fund provisions.

(g)            Guarantee. The Notes shall be fully and unconditionally guaranteed by the Trust.

Section 5.3      Optional Redemption.

(a)            Applicability of Article Three. Other than Section 3.03(6) of the Original Indenture, the provisions of Article Three of the Original Indenture shall apply to the Notes, as supplemented by Section 5.3(b) below. For the avoidance of doubt, notices of redemption with respect to the Notes may not be conditional.

(b)            Redemption Price.

(1)	The Operating Partnership may, at its option, redeem the Notes, in whole at any time or in part from time to time, in each case prior to October 15, 2027 (three months prior to the stated maturity date of the Notes), for cash, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal of, and interest on the Notes to be redeemed, exclusive of unpaid interest, if any, accrued to, but not including, the Redemption Date, that would be due after the related Redemption Date but for such redemption, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points, plus, in each case unpaid interest, if any, accrued to, but not including, such Redemption Date; and

(2)	At any time on or after October 15, 2027 (three months prior to the stated maturity date of the Notes), the Operating Partnership may, at its option, redeem the Notes, in whole at any time or in part from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued to, but not including, the related Redemption Date.

ARTICLE VI

LEGAL DEFEASANCE, COVENANT DEFEASANCE AND SATISFACTION AND DISCHARGE

The provisions of Article Eight of the Original Indenture shall be applicable to the Notes.

ARTICLE VII

GUARANTEE

The provisions of Article Ten of the Original Indenture shall be applicable to the Notes. The Trust shall Guarantee the Notes on the terms set forth in Article Ten of the Original Indenture.

ARTICLE VIII

MISCELLANEOUS

Section 8.1      Relationship with Original Indenture.

The terms and provisions contained in the Original Indenture will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture. However, to the extent any provision of the Original Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

Section 8.2      Trust Indenture Act Controls.

If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Second Supplemental Indenture by the TIA, the required provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 8.3      Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE OPERATING PARTNERSHIP, THE TRUST AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.4      Multiple Counterparts.

The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original but all of them together represent one and the same Second Supplemental Indenture.

Section 8.5      Severability.

Each provision of this Second Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 8.6      Ratification.

The Original Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed. The Original Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Original Indenture, as supplemented by this Second Supplemental Indenture. All of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The recitals and statement contained herein shall be taken as the statements of the Operating Partnership, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The Operating Partnership and the Trust hereby reaffirm their respective obligations under the Original Indenture to indemnify and hold harmless the Trustee as required under Article Seven of the Original Indenture, including under Section 7.07 of the Original Indenture, and in particular (but not limited to) against losses, liabilities, claims, damages or expenses (including the fees and expenses of its counsel) arising out of or in connection with its execution and performance of this Second Supplemental Indenture. This indemnity shall survive the final payment in full of the Notes and the resignation or removal of the Trustee to the extent provided in Article Seven of the Original Indenture.

Section 8.7      Headings.

The Section headings in this Second Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 8.8      Effectiveness.

The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

PHYSICIANS REALTY L.P.

By: Physicians Realty Trust, its general partner

By:	/s/ Jeff N. Theiler
Name: Jeff N. Theiler
Title: Executive Vice President and Chief Financial Officer

PHYSICIANS REALTY TRUST

By:	/s/ Jeff N. Theiler
Name: Jeff N. Theiler
Title: Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Steven F. Posto
Name: Steven F. Posto
Title: Vice President

EXHIBIT A

Form of 3.950% Senior Note due 2028

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK OR A NOMINEE OF DTC, WHICH MAY BE TREATED BY THE ISSUER, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

3.950% Senior Notes due 2028

CUSIP: 71951Q AB8

ISIN: US71951QAB86

COMMON CODE: 170050924

No. $

PHYSICIANS REALTY L.P. promises to pay to CEDE & CO. or registered assigns, the principal sum: $             (                                         DOLLARS AND NO CENTS), as such amount may be increased or decreased as set forth in the Schedule of Increase or Decrease in Principal Amount of Global Security attached hereto, on January 15, 2028.

Interest Payment Dates: January 15 and July 15, commencing on July 15, 2018.

Record Dates: January 1 and July 1.

Additional provisions of this Security are set forth on the other side of this Security.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

Dated: ,

PHYSICIANS REALTY L.P.
By: Physicians Realty Trust, its General Partner

By
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated therein referred to in the within-mentioned Indenture.

Date of authentication:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By
Authorized Signatory

[REVERSE SIDE OF NOTE]

PHYSICIANS REALTY L.P.

3.950% Senior Notes due 2028

1.            Indenture

This Security is one of a duly authorized issue of Securities of the Issuer, designated as its 3.950% Senior Notes due 2028 (herein called the “Securities”), issued and to be issued under an indenture, dated as of March 7, 2017, as supplemented by a first supplemental indenture, dated as of March 7, 2017, and a second supplemental indenture, dated as of December 1, 2017 (collectively, herein called the “Indenture”), among PHYSICIANS REALTY L.P., a Delaware limited partnership (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), PHYSICIANS REALTY TRUST, as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto relevant to the Securities reference is hereby made for a complete description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer, the Guarantor and the Holders of the Securities. Capitalized terms used but not defined in this Security shall have the meanings ascribed to them in the Indenture.

Each Security is subject to, and qualified by, all such terms as set forth in the Indenture, certain of which are summarized herein, and each Holder of a Security is referred to the corresponding provisions of the Indenture for a complete statement of such terms. To the extent that there is any inconsistency between the summary provisions set forth in the Securities and the Indenture, the provisions of the Indenture shall govern.

2.            Interest

The Issuer promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Issuer will pay interest semiannually on January 15 and July 15 of each year, commencing on July 15, 2018. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 1, 2017. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

3.            Paying Agent and Registrar

Initially, the Trustee will act as Paying Agent and registrar. The Issuer may appoint and change any Paying Agent, registrar or co-registrar without notice. The Issuer or any of its Subsidiaries may act as Paying Agent, registrar or co-registrar.

4.            Defaults and Remedies; Waiver

If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Securities, subject to certain limitations, may declare the principal of, premium if any, and accrued and unpaid interest on all the Securities due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of and premium, if any, and accrued and unpaid interest on all the Securities will become and be immediately due and payable without any declaration or other act by the Trustee or any Holder of outstanding Securities.

Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnification. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture.

At any time after the principal of the Securities shall have been so declared due and payable (or have become immediately due and payable), and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, the Holders of a majority in aggregate principal amount of the Securities then outstanding under the Indenture, by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if any and all existing Events of Default under the Indenture with respect to the Securities, other than the nonpayment of principal, premium, or interest on Securities that shall not have become due by their terms, shall have been remedied or waived as provided in Section 6.04 of the Indenture. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Securities by notice to the Trustee may waive an existing Default and its consequences except a Default in the payment of the principal amount of, premium, if any, and accrued and unpaid interest on a Security. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

5.            Amendment

The Indenture permits, with certain exceptions as therein provided, the amendment of the Indenture or this Security and the modification of the rights and obligations of the Issuer or the Guarantor and the rights of the Holders of the Securities under the Indenture at any time by the Issuer, the Guarantor and the Trustee without notice to any Holder but with the written consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Securities) affected thereby. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities by written notice to the Trustee to waive an existing Default with respect to the Securities and its consequences except a continuing Default in the payment of the principal amount of, premium, if any, and accrued and unpaid interest on a Security. A consent to an amendment or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security.

6.            Obligations Absolute

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

7.            Sinking Fund

The Securities will not have the benefit of any sinking fund.

8.            Denominations; Transfer; Exchange

The Securities are issuable in registered form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. When Securities are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Securities, the Registrar shall register the transfer or make the exchange in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection with any registration or exchange of Securities.

The Issuer and the Registrar shall not be required (a) to issue, register the transfer of or exchange any Securities during a period beginning at the opening of business 15 days before the day of the sending of a notice of redemption of Securities selected for redemption and ending at the close of business on the day of such sending or (b) to register the transfer or exchange of Securities selected, called or being called for redemption as a whole or the portion being redeemed of any such Securities selected, called or being called for redemption in part.

9.            Further Issues

The Issuer may from time to time, without the consent of the Holders of the Securities and in accordance with the Indenture, provide for the issuance of additional Securities.

10.            Optional Redemption

The Securities may be redeemed at the Issuer’s option, upon notice as set forth in the Indenture, in whole at any time or in part from time to time, on the terms set forth in the Indenture.

11.            Persons Deemed Owners

The ownership of Securities shall be proved by the register maintained by the Registrar.

12.            No Recourse Against Others

No shareholder, partner, manager, member, director, officer, employee, agent or incorporator, as such, of the Issuer or the Guarantor shall have any liability for any obligations of the Issuer under the Securities or the Indenture, or the Guarantor under its Guarantee or the Indenture, or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder shall waive and release all such liability. This waiver and release shall be part of the consideration for the issuance of the Securities.

13.            Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Securities and the Indenture with respect to the Securities if the Issuer deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Securities to redemption or Maturity, as the case may be.

14.            Unclaimed Money

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or, if then held by the Issuer, shall be discharged from such trust. Thereafter the Holder of such Security shall look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

15.            Guarantee

The payment by the Issuer of the principal of, and premium and interest on, the Securities is guaranteed by the Guarantor to the extent set forth in the Indenture.

16.            Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-Paying Agent may do the same with like rights.

17.            Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.            CUSIP Numbers, etc.

The Issuer has caused CUSIP, ISIN and Common Code numbers to be printed on the Securities and has directed the Trustee to use CUSIP, ISIN and Common Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

ASSIGNMENT FORM

For value received hereby sell(s), assign(s) and transfer(s) unto (please insert social security or other identifying number of assignee) the within Security, and hereby irrevocably constitutes and appoints attorney to transfer the said Security on the books of the Issuer, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

Signature Guarantee

INCREASES OR DECREASES IN PRINCIPAL

AMOUNT OF GLOBAL NOTE

The initial principal amount of this Global Security is $_______________. The following increases or decreases in this Global Security have been made:

Date of Increase or Decrease	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Remaining Principal Amount of this Global Security Following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Custodian

The Guarantor (which term includes any successor Person in such capacity under the Indenture), has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the Securities of this series and all other amounts due and payable under the Indenture and the Securities of this series by the Issuer.

The obligations of the Guarantor to the Holders of Securities of this series and to the Trustee pursuant to the Securities Guarantee and the Indenture are expressly set forth in Article Ten of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

Guarantor:

PHYSICIANS REALTY TRUST

By:
Name:
Title: